Series Designation of

Series [•], a series of Sow Good Investments, LLC

In accordance with the Limited Liability Company Agreement of Sow Good Investments, LLC (the “Company”) dated as of [•] (the “LLC Agreement”) and upon the execution of this Exhibit [•] by the Company and ROY, LLC in its capacity as Manager of the Company and Initial Member of Series [•], a series of Sow Good Investments, LLC (“Series [•]”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the LLC Agreement as “Exhibit [•]”.

References to Sections and Articles set forth herein are references to Sections and Articles of the LLC Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series [•], a series of Sow Good Investments, LLC

Effective date of establishment	[•]

Managing Member

Social Investment Managers and Advisors, LLC was appointed as the Manager of Series [•] with effect from the date of the LLC Agreement and shall continue to act as the Manager of Series [•] until dissolution of Series [•]or its removal and replacement.

Initial Member	Social Investment Managers and Advisors, LLC

Management Fee

Purpose

Issuance	The maximum number of Series [•] Units the Company can issue is [•].

Number of Series __Units held by the Managing Member and its Affiliates	The Managing Member, together with its affiliates, must hold a minimum of __% and a maximum of 10% of the Series [•] Units as of the closing of the Initial Offering.

Broker	[•]

Brokerage Fee	Up to 1.0% of the purchase price of the Units from Series [•] sold at the Initial Offering of the Series [•] Units (excluding the Series [•] Units acquired by any Person other than Investor Members)

Preference Designation	No Preference Designation shall be required in connection with the issuance of Series [•] Units.

Officers	There shall initially be no specific officers associated with Series [•], although, the Managing Member may appoint Officers of Series [•] from time to time, in its sole discretion.

Aggregate Ownership Limit

Minimum Units	One (1) Unit per Member

Fiscal Year

Executed as of [•].

SOW GOOD INVESTMENTS, LLC

By: Social Investment Managers and Advisors, LLC, as manager

By:

Title: